UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2016

PRESTIGE BRANDS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32433	20-1297589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 White Plains Road, Tarrytown, New York 10591

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (914) 524-6800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

As previously announced, Prestige Brands Holdings, Inc. (the “Company” or “Prestige”) approved a plan to divest certain of its assets by the entry into an Asset Purchase Agreement (the “APA”), pursuant to which the Company has agreed to sell to Moberg Pharma AB (OMX: MOB) of Stockholm, Sweden (“Moberg”) three of its non-core over-the-counter healthcare products for $40.0 million in cash. The transaction includes New Skin®, Pediacare® and Fiber Choice®, which in fiscal 2016 represented approximately $25 million, or 3%, of revenues for Prestige. Late in the first quarter of fiscal 2017, the Company was approached and discussed the potential to sell certain assets. However, the Company did not commit to any course of action to divest any of the assets until entering into the APA on June 29, 2016. These divestitures, although not previously contemplated, will enable the Company to move closer to its stated goal of having a portfolio consisting of 85% of its revenue from “invest for growth” brands and 15% in “manage for cash” brands to help support long-term organic growth. The transaction is expected to close in early July, subject to satisfaction of certain closing conditions.

In connection with the divestiture, the Company expects to incur a net charge against earnings during the first quarter of fiscal 2017, which it estimates to be in the range of $30 million to $35 million on these assets held for sale at June 30, 2016. The APA contains a transitional services agreement, whereby Prestige will provide certain services for a period of up to 6 months post-closing. Simultaneously with the signing of the APA on June 29, 2016, Moberg also entered into an agreement (the “Option Agreement”) with the Company to acquire Dermoplast® at Moberg’s exclusive option, at a predetermined multiple of contribution, as defined in the Option Agreement. Moberg must make a payment to Prestige within three months from the date of the Option Agreement or the option will terminate. Moberg will then have until December 31, 2017 to close the transaction. The net charge against earnings referred to above does not include the impact of the potential sale of Dermoplast. The Company believes that if the transaction had included Dermoplast, the net charge referred to above would have largely been offset.

Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “will,” “would,” “expect,” “anticipate” (or the negative or other derivatives of each of these terms) or similar terminology. The “forward-looking statements” include statements regarding the transaction’s impact on revenues, organic growth and the expected timing for consummating the transaction. These statements represent the Company’s expectations and beliefs and involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, among others, satisfaction of the closing conditions and general economic and business conditions, and other risks set forth in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended March 31, 2016. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. Except to the extent required by applicable law, the Company undertakes no obligation to update any forward-looking statement contained in this news release, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESTIGE BRANDS HOLDINGS, INC.

Date: July 6, 2016	By:	/s/ David S. Marberger
		Name:	David S. Marberger
		Title:	Chief Financial Officer